Exhibit 99.1

Gran Tierra Energy Inc. Appoints New Director

CALGARY, Alberta – September 30, 2025 (GLOBE NEWSWIRE) – Gran Tierra Energy Inc. (“Gran Tierra” or the “Company”) (NYSE American:GTE)(TSX:GTE)(LSE:GTE) is pleased to announce the appointment of Brad Virbitsky to the Company’s Board of Directors as an independent director, effective September 30, 2025.

Mr. Virbitsky is a portfolio manager and partner at Equinox Partners LLC, a Connecticut-based investment firm with over 30 years of history in natural resources and emerging markets. Mr. Virbitsky has over a decade of experience working with management teams and boards to advise on long-term corporate and financial strategies. He has developed deep expertise in the global energy sector and has traveled extensively through the emerging markets conducting due diligence and assessing investment opportunities.

In addition to his role at Equinox, Mr. Virbitsky has served as a director of Crew Energy, where he represented Equinox’s significant investment and participated in the governance and audit committees, as well as the process that resulted in the successful sale of Crew to Tourmaline at a 70% premium through an all-stock corporate transaction. He also currently serves on the board of Canadian Premium Sand.

Mr. Virbitsky earned a Bachelor of Arts in Philosophy with Honors from Princeton University, where he also obtained a Certificate in Finance from the Bendheim Center. He has also completed additional professional development including S&P valuation courses and oil and gas reserve analysis training with Sproule.

Gran Tierra’s Board Chair Robert Hodgins stated:

“We are very pleased to welcome Brad Virbitsky to Gran Tierra’s Board of Directors. He brings deep expertise in global energy markets, investment strategy, and corporate governance, developed through extensive experience working with companies across multiple regions and sectors. We believe Brad’s insights and perspectives will be highly valuable to the Board as we continue to advance Gran Tierra’s strategy and create long-term shareholder value.”

About Gran Tierra Energy Inc.

Gran Tierra Energy Inc., together with its subsidiaries, is an independent international energy company currently focused on oil and natural gas exploration and production in Canada, Colombia and Ecuador. The Company is currently developing its existing portfolio of assets in Canada, Colombia and Ecuador and will continue to pursue additional new growth opportunities that would further strengthen the Company’s portfolio. The Company’s common stock trades on the NYSE American, the Toronto Stock Exchange and the London Stock Exchange under the ticker symbol GTE. Additional information concerning Gran Tierra is available at www.grantierra.com. Except to the extent expressly stated otherwise, information on the Company’s website or accessible from our website or any other website is not incorporated by reference into and should not be considered part of this press release. Investor inquiries may be directed to info@grantierra.com or (403) 265-3221.

Gran Tierra’s filings with the U.S. Securities and Exchange Commission (the “SEC”) are available on the SEC website at http://www.sec.gov. The Company’s Canadian securities regulatory filings are available on SEDAR+ at http://www.sedarplus.ca and UK regulatory filings are available on the National Storage Mechanism website at https://data.fca.org.uk/#/nsm/nationalstoragemechanism.

Contact Information

For investor and media inquiries please contact:

Gary Guidry

President & Chief Executive Officer

Ryan Ellson

Executive Vice President & Chief Financial Officer

+1-403-265-3221

info@grantierra.com